Exhibit 10.4

AMENDED AND RESTATED SUPPLEMENTAL EXECUTIVE

RETIREMENT AGREEMENT

THIS AGREEMENT, made and entered into this 15th day of October, 2008, by and between Citizens-Union Savings Bank, a bank organized and existing under the laws of the Commonwealth of Massachusetts (hereinafter referred to as the “Bank”), and Nicholas M. Christ, an Executive of the Bank (hereinafter referred to as the “Executive”), a member of a select group of management and highly compensated employees of the Bank, shall amend and restate the Supplemental Executive Retirement Plan dated as of the first day of February, 1989, and all subsequent Amendments pertaining thereto,

WHEREAS, the Executive has been and continues to be a valued Executive of the Bank;

WHEREAS, the purpose of this Agreement is to further the growth and development of the Bank by providing the Executive with supplemental retirement income, and thereby encourage the Executive’s productive efforts on behalf of the Bank and the Bank’s depositors, and to align the interests of the Executive and those depositors.

WHEREAS, it is the desire of the Bank and the Executive to enter into this Agreement under which the Bank will agree to make certain payments to the Executive at retirement or the Executive’s Beneficiary in the event of the Executive’s death pursuant to this Agreement;

ACCORDINGLY, it is intended that the Agreement be “unfunded” for purposes of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) and not be construed to provide income to the participant or beneficiary under the Internal Revenue Code of 1986, as amended (the “Code”), particularly Section 409A of the Code and guidance or regulations issued thereunder, prior to actual receipt of benefits; and

THEREFORE, it is agreed as follows:

I.	EFFECTIVE DATE

The Effective Date of this Agreement shall be February 1, 1989.

II.	FRINGE BENEFITS

The salary continuation benefits provided by this Agreement are granted by the Bank as a fringe benefit to the Executive and are not part of any salary reduction plan or an arrangement deferring a bonus or a salary increase. The Executive has no option to take any current payment or bonus in lieu of these salary continuation benefits except as set forth hereinafter.

III.	DEFINITIONS

A.	Actuarial Equivalent:

Actuarial equivalence shall be determined using an interest rate not to exceed six percent (6%) and the UP-1984 Unisex Mortality Tables. In no event may the Bank accelerate any payment of benefits to the Executive or his Beneficiary(ies).

B.	Average Compensation:

For purposes of this Agreement, “Average Compensation” shall mean the total compensation paid to the Executive by the Bank, determined prior to any reductions for pre-tax contributions to a cash or deferred arrangement or a cafeteria plan, as shown on his W-2 or comparable federal tax form, for the three (3) calendar years (whether or not consecutive) in which his total compensation was the highest, divided by thirty-six (36).

C.	Beneficiary:

The Executive shall have the right to name a primary and secondary Beneficiary of the Death Benefit. The Executive shall have the right to name such primary and secondary Beneficiary at any time prior to the Executive’s death and submit it to the Plan Administrator (or Plan Administrator’s representative) on the form provided. Once received and acknowledged by the Plan Administrator, the form shall be effective. The Executive may change a primary and secondary Beneficiary designation at any time by submitting a new form to the Plan Administrator. Any such change shall follow the same rules as for the original Beneficiary designation and shall automatically supersede the existing Beneficiary form on file with the Plan Administrator.

If the Executive dies without a valid Beneficiary designation on file with the Plan Administrator, death benefits shall be paid to the Executive’s estate.

If the Plan Administrator determines in its discretion that a benefit is to be paid to a minor, to a person declared incompetent, or to a person incapable of handling the disposition of that person’s property, the Plan Administrator may direct distribution of such benefit to the guardian, legal representative or person having the care or custody of such minor, incompetent person or incapable person. The Plan Administrator may require proof of incompetence, minority or guardianship as it may deem appropriate prior to distribution of the benefit. Any distribution of a benefit shall be a distribution for the account of the Executive and the Beneficiary, as the case may be, and shall be a complete discharge of any liability under the Agreement for such distribution amount.

D.	Change in Control:

“Change in Control” shall mean a change in ownership or control of the Bank as defined in Treasury Regulation Section 1.409A-3(i)(5) or any subsequently applicable Treasury Regulation.

E.	Disability or Disabled:

“Disability or Disabled” shall mean the Executive: (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees of the Bank. Medical determination of Disability may be made by either the Social Security Administration or by the provider of an accident or health plan covering Executives of the Bank, provided that the definition of Disability applied under such Disability insurance programs complies with the requirements of Section 409A. Upon the request of the Plan Administrator, the Executive must submit proof to the Plan Administrator of Social Security Administration’s or the provider’s determination.

F.	Discharge For Cause:

The term “For Cause” shall mean any of the following that result in an adverse effect on the Bank: (i) the commission of a felony or gross misdemeanor involving fraud or dishonesty; (ii) the willful violation of any banking law, rule, or banking regulation (other than a traffic violation or similar offense); (iii) an intentional failure to perform stated duties; or (iv) a breach of fiduciary duty involving personal profit. If a dispute arises as to discharge “For Cause,” such dispute shall be resolved by arbitration as set forth in this Agreement.

G.	Normal Retirement Age:

“Normal Retirement Age” shall mean the date on which the Executive attains age sixty-five (65).

H.	Plan Year:

Any reference to “Plan Year” shall mean a calendar year from January 1st to December 31st. In the year of implementation, the term “Plan Year” shall mean the period from the Effective Date to December 31st of the year of the Effective Date.

I.	Restriction on Timing of Distribution:

Notwithstanding any provision of this Agreement to the contrary, distributions to the Executive may not commence earlier than six (6) months after the date of a Separation from Service, as that term is used under Section 409A if, pursuant to Internal Revenue Code Section 409A, the Executive is considered a “specified employee” under Internal Revenue Code Section 416(i), of the Bank if any stock of the Bank is publicly traded on an established securities market or otherwise. In the event a distribution is delayed pursuant to this paragraph, the originally scheduled payment shall be delayed for six (6) months, and shall commence instead on the first day of the seventh month following Separation from Service. If payments are scheduled to be made in installments, the first six (6) months of installment payments shall be delayed, aggregated, and paid instead on the first day of the seventh month, after which all installment payments shall be made on their regular schedule. If payment is scheduled to be made in a lump sum, the lump payment shall be delayed for six (6) months and instead be made on the first day of the seventh month.

J.	Retirement Date:

“Retirement Date” shall mean the later of the Executive’s sixty-fifth (65th) birthday or Separation from Service. In any event, the Executive must Separate from Service no later than the 1st day of the February following his seventieth (70th) birthday.

K.	Separation from Service:

“Separation from Service” shall mean the Executive has experienced a termination of employment with the Bank. For purposes of this Agreement, whether a termination of employment or service has occurred is determined based on whether the facts and circumstances indicate that the Bank and Executive reasonably anticipated that no further services would be performed after a certain date or that the level of bona fide services the Executive would perform after such date (whether as an Executive or as an independent contractor) would permanently decrease to no more than twenty percent (20%) of the average level of bona fide services performed (whether as an Executive or an independent contractor) over the immediately preceding thirty-six (36) month period (or the full period of services to the Bank if the Executive has been providing services to the Bank less than 36 months). Facts and circumstances to be considered in making this determination include, but are not limited to, whether the Executive continues to be treated as an Executive for other purposes (such as continuation of salary and participation in Executive benefit programs), whether similarly situated service providers have been treated consistently, and whether the Executive is permitted, and realistically available, to perform services for other service recipients in the same line of business. An Executive will be presumed not to have separated from service where the level of bona fide services performed continues at a level that is fifty percent (50%) or more of the average level of service performed by the Executive during the immediately preceding thirty-six (36) month period.

IV.	RETIREMENT BENEFIT

Upon attainment of the Retirement Date, the Bank shall pay the Executive an annual benefit equal to seventy percent (70%) of the Average Compensation paid to the Executive offset by the SBERA Benefit, where the SBERA Benefit is equal to the Executive’s annual single life annuity payable to or on behalf of the Executive from the Savings Bank’s Employees’ Retirement Association Pension Plan as Adopted by Citizen’s Bank (“the SBERA Plan”) as of the Retirement

Date, adjusted using the actuarial assumptions as most recently effective under the SBERA Plan at the Retirement Date to reflect payments on the basis of an annuity payable in full for the life of the Executive or his spouse but in any event for at least fifteen (15) years. In the event the Executive is not married at the Retirement Date, the adjustment noted above will be made to reflect payments for the life of the Executive with a fifteen (15) year certain period. Said benefit shall be paid in monthly installments (1/12th of the annual benefit) until the death of the Executive. Said payment shall be made the first day of the month following the date of the Executive’s Separation from Service.

V.	DEATH BENEFIT

A.	Pre-Retirement Death Benefit:

In the event the Executive should die while actively employed by the Bank at any time after the Effective Date of this Agreement but prior to the Executive’s Separation from Service, the Bank will pay Margaret S. Christ (the Executive’s Spouse), an annual benefit equal to seventy percent (70%) of the Average Compensation paid to the Executive offset by the actual monthly benefit paid to the Executive from the Savings Bank’s Employee’s Retirement Association Pension Plan (“the SBERA Plan”) in the form of a single-life annuity, each and every month for her life commencing upon the first day of the first month following the date of the death of the Executive. In the event the Executive’s Spouse should predecease him or die prior to receipt of one hundred eighty (180) monthly payments, such monthly payments shall continue until a total of one hundred eighty (180) monthly payments have been made in accordance with Subparagraph V (C) hereinbelow.

B.	Post-Retirement Death Benefit:

Upon the death of the Executive, the Executive’s Spouse shall be entitled to receive the monthly benefit described in Subparagraph V (A) above each and every month for her lifetime commencing upon the first day of the month following the death of the Executive. In the event both the Executive and his spouse should die prior to receipt by them, in the aggregate, of one hundred eighty (180) monthly payments, such monthly payments shall be continued until a total of one hundred eighty (180) monthly payments have been made in accordance with Subparagraph V (C) hereinbelow.

C.	Secondary Beneficiary Benefit:

In the event monthly payments are to be continued after the death of both the Executive and his spouse pursuant to Subparagraphs V (A) and (B) hereinabove, such continuation payments shall be made to such Beneficiary as the last to die of the Executive and his spouse (the “Last to Die”) shall be designated by filing with the Bank a notice of such designation in writing. In the absence of any such designation by the Last to Die, such unpaid amounts shall be paid in a single lump sum to the estate of the last to die. For purposes of this Subparagraph V (C), if both the Executive and his spouse should die simultaneously, then the Executive shall be deemed to be the “Last to Die.”

VI.	BENEFIT ACCOUNTING/

ACCRUED LIABILITY RETIREMENT ACCOUNT

The Bank shall account for this benefit using the regulatory accounting principles of the Bank’s primary federal regulator. The Bank shall establish an Accrued Liability Retirement Account for the Executive into which appropriate reserves shall be accrued.

VII.	VESTING

The Executive shall be one hundred percent (100%) vested in the Accrued Liability Retirement Account.

VIII.	TERMINATION OF EMPLOYMENT

Subject to Paragraph XI, in the event that the employment of the Executive shall terminate prior to the Normal Retirement Age, by the Executive’s voluntary action, or by the Executive’s discharge by the Bank without cause, the Bank shall pay to the Executive an amount of money equal to the balance of the Executive’s Accrued Liability Retirement Account on the date of Separation from Service. Said balance shall be paid in one (1) lump sum thirty (30) days following Separation from Service. In the event the Executive’s death should occur after such termination but prior to the payment provided for in this paragraph, the balance shall be paid, in one (1) lump sum to the Beneficiary. Said balance shall be paid within sixty (60) days of the Executive’s death.

IX.	DISABILITY OR DISABLED

In the event that there is a finding of any qualified period of Disability for the Executive, the Bank will pay the Executive a reduced benefit. This reduced benefit shall be calculated by accruing interest on the existing liability balance (at the time of disability) for the benefit of the Executive at seven percent (7%) until Normal Retirement Age. At Normal Retirement Age the Bank shall pay out the liability balance (plus interest that will be accrued at seven percent (7%) after Normal Retirement Age) in fourteen (14) equal annual installments.

If the Executive is under a period of Disability on the date the Executive reaches Normal Retirement Age, this Agreement shall automatically terminate and the Executive shall not be entitled to any further benefits under this Agreement.

If the period of Disability ends prior to Normal Retirement Age and the Executive returns to active employment with the Bank, the Bank will pay the Executive a reduced Retirement Benefit amount. The Retirement Benefit amount shall be reduced by the fourteen (14) year annual annuity that would be payable at Normal Retirement Age from the Trust assuming the trust assets earned a net rate of four percent (4%) annually starting from the date of the existence of said trust

X.	CHANGE IN CONTROL

Upon a Change in Control, the Executive shall become one hundred percent (100%) vested in the Retirement Benefit. The Executive shall receive the Retirement Benefit as if the Executive had been continuously employed by the Bank until the Executive’s Normal Retirement Age. Such benefit shall be paid in accordance with Paragraph IV, commencing on the first day of the month following the Executive’s Normal Retirement Age.

XI.	DISCHARGE FOR CAUSE

Notwithstanding anything to the contrary, in the event the Executive shall be Discharged For Cause at any time, this Agreement shall terminate and all benefits provided herein shall be forfeited.

XII.	RESTRICTIONS ON FUNDING

The Bank shall have no obligation to set aside, earmark or entrust any fund or money with which to pay its obligations under this Agreement. The Executive, their beneficiary(ies), or any successor in interest shall be and remain simply a general creditor of the Bank in the same manner as any other creditor having a general claim for matured and unpaid compensation.

The Bank reserves the absolute right, at its sole discretion, to either fund the obligations undertaken by this Agreement or to refrain from funding the same and to determine the extent, nature and method of such funding. Should the Bank elect to fund this Agreement, in whole or in part, through the purchase of life insurance, mutual funds, disability policies or annuities, the Bank reserves the absolute right, in its sole discretion, to terminate such funding at any time, in whole or in part. At no time shall any Executive be deemed to have any lien, right, title or interest in any specific funding investment or assets of the Bank.

If the Bank elects to invest in a life insurance, disability or annuity policy on the life of the Executive, then the Executive shall assist the Bank by freely submitting to a physical exam and supplying such additional information necessary to obtain such insurance or annuities.

XIII.	MISCELLANEOUS

A.	Alienability and Assignment Prohibition:

Neither the Executive nor any Beneficiary under this Agreement shall have any power or right to transfer, assign, anticipate, hypothecate, mortgage, commute, modify or otherwise encumber in advance any of the benefits payable hereunder nor shall any of said benefits be subject to seizure for the payment of any debts, judgments, alimony or separate maintenance owed by the Executive or the Executive’s Beneficiary, nor be transferable by operation of law in the event of bankruptcy, insolvency or otherwise.

B.	Amendment or Revocation:

Subject to Paragraph XV, it is agreed by and between the parties hereto that, during the lifetime of the Executive, this Agreement may be amended or revoked at any time or times, in whole or in part, by the mutual written consent of the Executive and the Bank. Any such amendment shall not be effective to decrease or restrict any Executive’s accrued benefit under this Agreement, determined as of the date of amendment, unless agreed to in writing by the Executive, and provided further, no amendment shall be made, or if made, shall be effective, if such amendment would cause the Agreement to violate Internal Revenue Code Section 409A.

C.	Applicable Law:

The validity and interpretation of this Agreement shall be governed by the laws of the State where the principal corporate office of the Bank is located.

D.	Binding Obligation of the Bank and any Successor in Interest:

The Bank shall not merge or consolidate into or with another bank or sell substantially all of its assets to another bank, firm or person until such bank, firm or person expressly agree, in writing, to assume and discharge the duties and obligations of the Bank under this Agreement. This Agreement shall be binding upon the parties hereto, their successors, beneficiaries, heirs and personal representatives.

E.	Gender:

Whenever in this Agreement words are used in the masculine or neutral gender, they shall be read and construed as in the masculine, feminine or neutral gender, whenever they should so apply.

F.	Headings:

Headings and subheadings in this Agreement are inserted for reference and convenience only and shall not be deemed a part of this Agreement.

G.	Non-Compete:

Hereafter, either during his full-time employment or while he is receiving any benefits under this Agreement, the Executive agrees that he will not enter into competition with the Bank, directly, or indirectly, within the City of Fall River or a thirty (30) mile radius thereof, which is engaged in a business similar to that carried on by the Bank, or which in the exclusive opinion of the Board of Directors of the Bank, is in competition with the Bank. The judgment of a majority of the Board of Directors that such competition exists shall be conclusive for the purposes of this Agreement.

H.	Not a Contract of Employment:

This Agreement shall not be deemed to constitute a contract of employment between the parties hereto, nor shall any provision hereof restrict the right of the Bank to discharge the Executive, or restrict the right of the Executive to terminate employment.

I.	Opportunity to Consult with Independent Advisors:

The Executive acknowledges that he has been afforded the opportunity to consult with independent advisors of his choosing including, without limitation, accountants or tax advisors and counsel regarding both the benefits granted to him under the terms of this Agreement and the: (i) terms and conditions which may affect the Executive’s right to these benefits; and (ii) personal tax effects of such benefits including, without limitation, the effects of any federal or state taxes, Section 280G of the Code, Section 409A of the Code and guidance or regulations thereunder, and any other taxes, costs, expenses or liabilities whatsoever related to such benefits, which in any of the foregoing instances the Executive acknowledges and agrees shall be the sole responsibility of the Executive notwithstanding any other term or provision of this Agreement. The Executive further acknowledges and agrees that the Bank shall have no liability whatsoever related to any such personal tax effects or other personal costs, expenses, or liabilities applicable to the Executive and further specifically waives any right for himself or herself, and his or her heirs, beneficiaries, legal representative, agents, successor and assign to claim or assert liability on the part of the Bank related to the matters described above in this paragraph. The Executive further acknowledges that he has read, understands and consents to all of the terms and conditions of this Agreement, and that he enters into this Agreement with a full understanding of its terms and conditions.

J.	Partial Invalidity:

If any term, provision, covenant, or condition of this Agreement is determined by an arbitrator or a court, as the case may be, to be invalid, void, or unenforceable, such determination shall not render any other term, provision, covenant, or condition invalid, void, or unenforceable, and the Agreement shall remain in full force and effect notwithstanding such partial invalidity.

K.	Permissible Acceleration Provision:

Under Treasury Regulation Section 1.409A-3(j)(4), a payment of deferred compensation may not be accelerated except as provided in regulations by the Internal Revenue Code. This Agreement allows all permissible payment accelerations under 1.409A-3(j)(4) that include but are not limited to payments necessary to comply with a domestic relations order, payments necessary to comply with certain conflict of interest rules, payments intended to pay employment taxes, and other permissible payments are allowed as permitted by statute or regulation.

L.	Subsequent Changes to Time and Form of Payment:

The Bank may permit subsequent changes to the time and form of payment. Any such change shall be considered made only when it becomes irrevocable under the terms of the Agreement. Any subsequent time and form of payment changes will be considered irrevocable not later than thirty (30) days following acceptance of the change by the Plan Administrator, subject to the following rules:

a.	the subsequent change may not take effect until at least twelve (12) months after the date on which the change is made;

b.

the payment (except in the case of death, disability, or unforeseeable emergency) upon which the change is made is deferred for a period of not less than five (5) years from the date such payment would otherwise have been paid; and

c.	in the case of a payment made at a specified time, the change must be made not less than twelve (12) months before the date the payment is scheduled to be paid.

M.	Tax Withholding:

The Bank shall withhold any taxes that are required to be withheld from the benefits provided under this Agreement. The Executive acknowledges that the Bank’s sole liability regarding taxes is to forward any amounts withheld to the appropriate taxing authority(ies).

N.	Violation of Non-Compete:

In the event that the Executive should violate the provisions of Subparagraph XIII (G) hereof, and should he continue to do so without adequate cause for a period of thirty (30) days after the Bank shall have requested him in writing to refrain from an action prohibited by said Subparagraph XIII (G), the Executive agrees that no further payments shall be due him, his spouse, or any other designated beneficiary(ies) under this Agreement and that the Bank shall have no further obligation whatsoever hereunder. The judgment of a majority of the Board of Directors of the Bank as to the validity of any claim of “adequate cause” put forward as an excuse for violation shall be conclusive.

XIV.	ADMINISTRATIVE AND CLAIMS PROVISIONS

A.	Plan Administrator:

The “Plan Administrator” of this Agreement shall be Citizens-Union Savings Bank. As Plan Administrator, the Bank shall be responsible for the management, control and administration of the Agreement. The Plan Administrator may delegate to others certain aspects of the management and operation responsibilities of the Agreement including the employment of advisors and the delegation of ministerial duties to qualified individuals.

B.	Claims Procedure:

a.	Filing a Claim for Benefits:

Any insured, Beneficiary, or other individual, (“Claimant”) entitled to benefits under this Agreement will file a claim request with the Plan Administrator. The Plan Administrator will, upon written request of a Claimant, make available copies of all forms and instructions necessary to file a claim for benefits or advise the Claimant where such forms and instructions may be obtained. If the claim relates to disability benefits, then the Plan Administrator shall designate a sub-committee to conduct the initial review of the claim (and applicable references below to the Plan Administrator shall mean such sub-committee).

b.	Denial of Claim:

A claim for benefits under this Agreement will be denied if the Bank determines that the Claimant is not entitled to receive benefits under the Agreement. Notice of a denial shall be furnished the Claimant within a reasonable period of time after receipt of the claim for benefits by the Plan Administrator. This time period shall not exceed more than ninety (90) days after the receipt of the properly submitted claim. In the event that the claim for benefits pertains to disability, the Plan Administrator shall provide written notice within forty-five (45) days. However, if the Plan Administrator determines, in its discretion, that an extension of time for processing the claim is required, such extension shall not exceed an additional ninety (90) days. In the case of a claim for disability benefits, the forty-five (45) day review period may be extended for up to thirty (30) days if necessary due to circumstances beyond the Plan Administrator’s control, and for an additional thirty (30) days, if necessary. Any extension notice shall indicate the special circumstances requiring an extension of time and the date by which the Plan Administrator expects to render the determination on review.

c.	Content of Notice:

The Plan Administrator shall provide written notice to every Claimant who is denied a claim for benefits which notice shall set forth the following:

(i.)	The specific reason or reasons for the denial;

(ii.)	Specific reference to pertinent Agreement provisions on which the denial is based;

(iii.)	A description of any additional material or information necessary for the Claimant to perfect the claim, and any explanation of why such material or information is necessary; and

(iv.)	Any other information required by applicable regulations, including with respect to disability benefits.

d.	Review Procedure:

The purpose of the Review Procedure is to provide a method by which a Claimant may have a reasonable opportunity to appeal a denial of a claim to the Plan Administrator for a full and fair review. The Claimant, or his duly authorized representative, may:

(i.)

Request a review upon written application to the Plan Administrator. Application for review must be made within sixty (60) days of receipt of written notice of denial of claim. If the denial of claim pertains to disability, application for review must be made within one hundred eighty (180) days of receipt of written notice of the denial of claim;

(ii.)	Review and copy (free of charge) pertinent Agreement documents, records and other information relevant to the Claimant’s claim for benefits;

(iii.)	Submit issues and concerns in writing, as well as documents, records, and other information relating to the claim.

e.	Decision on Review:

A decision on review of a denied claim shall be made in the following manner:

(i.)

The Plan Administrator may, in its sole discretion, hold a hearing on the denied claim. If the Claimant’s initial claim is for disability benefits, any review of a denied claim shall be made by members of the Plan Administrator other than the original decision maker(s) and such person(s) shall not be a subordinate of the original decision maker(s). The decision on review shall be made promptly, but generally not later than sixty (60) days after receipt of the application for review. In the event that the denied claim pertains to disability, such decision shall not be made later than forty-five (45) days after receipt of the application for review. If the Plan Administrator determines that an extension of time for processing is required, written notice of the extension shall be furnished to the Claimant prior to the termination of the initial sixty (60) day period. In no event shall the extension exceed a period of sixty (60) days from the end of the initial period. In the event the denied claim pertains to disability, written notice of such extension shall be furnished to the Claimant prior to the termination of the initial forty-five (45) day period. In no event shall the extension exceed a period of thirty (30) days from the end of the initial period. The extension notice shall indicate the special circumstances requiring an extension of time and the date by which the Plan Administrator expects to render the determination on review.

(ii.)

The decision on review shall be in writing and shall include specific reasons for the decision written in an understandable manner with specific references to the pertinent Agreement provisions upon which the decision is based.

(iii.)

The review will take into account all comments, documents, records and other information submitted by the Claimant relating to the claim without regard to whether such information was submitted or considered in the initial benefit determination. Additional considerations shall be required in the case of a claim for disability benefits. For example, the claim will be reviewed without deference to the initial adverse benefits determination and, if the initial adverse benefit determination was based in whole or in part on a medical judgment, the Plan Administrator will consult with a health care professional with appropriate training and experience in the field of medicine involving the medical judgment. The health care professional who is consulted on appeal will not be the same individual who was consulted during the initial determination or the subordinate of such individual. If the Plan Administrator obtained the advice of medical or vocational experts in making the initial adverse benefits determination (regardless of whether the advice was relied upon), the Plan

Administrator will identify such experts.

(iv.)

The decision on review will include a statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records or other information relevant to the Claimant’s claim for benefits.

f.	Exhaustion of Remedies:

A Claimant must follow the claims review procedures under this Agreement and exhaust his or her administrative remedies before taking any further action with respect to a claim for benefits.

C.	Arbitration:

If claimants continue to dispute the benefit denial based upon completed performance of this Agreement or the meaning and effect of the terms and conditions thereof, then claimants may submit the dispute to an Arbitrator for final arbitration. The Arbitrator shall be selected by mutual agreement of the Bank and the claimants. The Arbitrator shall operate under any generally recognized set of arbitration rules. The parties hereto agree that they and their heirs, personal representatives, successors and assigns shall be bound by the decision of such Arbitrator with respect to any controversy properly submitted to it for determination.

Where a dispute arises as to the Bank’s discharge of the Executive “for cause,” such dispute shall likewise be submitted to arbitration as above described and the parties hereto agree to be bound by the decision thereunder.

XV.	TERMINATION OR MODIFICATION OF AGREEMENT BY REASON OF CHANGES IN THE LAW, RULES OR REGULATIONS

The Bank is entering into this Agreement upon the assumption that certain existing tax laws, rules and regulations will continue in effect in their current form. If any said assumptions should change and said change has a detrimental effect on this Agreement, then the Bank reserves the right to terminate or modify this Agreement accordingly. Any such termination or modification shall not be effective to decrease or restrict the Executive’s Accrued Liability Retirement Account under this Agreement, determined as of the date of amendment, unless agreed to in writing by the Executive, and provided further, no amendment shall be made, or if made, shall be effective, if such termination or modification would cause the Agreement to violate Internal Revenue Code Section 409A. Upon a Change in Control, this paragraph shall become null and void effective immediately upon said Change in Control.

IN WITNESS WHEREOF, the parties hereto acknowledge that each has carefully read this Agreement and executed the original thereof on the first day set forth hereinabove, and that, upon execution, each has received a conforming copy.

CITIZENS-UNION SAVINGS BANK
Fall River, MA

By:
Witness	(Bank Officer other than Executive) Title

Witness	Nicholas M. Christ

FIRST AMENDMENT TO

SUPPLEMENTAL EXECUTIVE RETIREMENT AGREEMENT

The Amended and Restated Supplemental Executive Retirement Agreement (the “Agreement”) dated as of the fifteen day of October, 2008 between BayCoast Bank, f/k/a Citizens-Union Savings Bank, a bank in the Commonwealth of Massachusetts, with its principal place of business in Swansea, Massachusetts (the “Bank”), and Nicholas M. Christ of Westport, Massachusetts (the “Executive”), as amended, is hereby further amended as follows:

1.	Section III Definitions, Paragraph J of the Agreement is hereby amended by replacing the entire paragraph with the following:

J.	Retirement Date:

“Retirement Date” shall mean the later of the Executive’s sixty-fifth (65th) birthday or Separation from Service.

IN WITNESS WHEREOF, the parties have executed this Amendment this 12th day of May, 2020.

BAYCOAST BANK

By:

John Friar II		Richard Gunther
Clerk		Chairman of Executive Committee

Nicholas M. Christ